EXHIBIT 10dd.

MARKET SHARE UNITS AGREEMENT

UNDER THE BRISTOL-MYERS SQUIBB COMPANY

2007 STOCK AWARD AND INCENTIVE PLAN

BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation (the “Company”), has granted to you the Market Share Units (“MSUs”) specified in the Grant Summary above, which is incorporated into this Market Share Units Agreement (the “Agreement”) and deemed to be a part hereof. The MSUs have been granted to you under Sections 6(i) and 7 of the 2007 Stock Award and Incentive Plan (the “Plan”), on the terms and conditions specified in the Grant Summary and this Agreement. Capitalized terms used in this Agreement that are not specifically defined herein shall have the meanings ascribed to such terms in the Plan.

1.	MARKET SHARE UNITS AWARD

The Compensation and Management Development Committee of the Board of Directors of Bristol-Myers Squibb Company (the “Committee”) has granted to you on the Award Date an Award of MSUs as designated herein subject to the terms, conditions, and restrictions set forth in this Agreement and the Plan. Each MSU shall represent the conditional right to receive, upon settlement of the MSU, one share of Bristol-Myers Squibb Common Stock (“Common Stock”), or, at the discretion of the Company, the cash equivalent thereof, (subject to any tax withholding as described in Section 4). MSUs include the right to receive dividend equivalents as specified in Section 5 (“Dividend Equivalents”). The purpose of such Award is to motivate and retain you as an employee of the Company or a subsidiary of the Company, to encourage you to continue to give your best efforts for the Company’s future success, to increase your proprietary interest in the Company, and to further align your compensation with the interests of the Company’s shareholders. Except as may be required by law, you are not required to make any payment (other than payments for taxes pursuant to Section 4 hereof) or provide any consideration other than the rendering of future services to the Company or a subsidiary of the Company.

2.	RESTRICTIONS, FORFEITURES, AND SETTLEMENT

Except as otherwise provided in this Section 2, MSUs shall be subject to the restrictions and conditions set forth herein during the Restricted Period (as defined below). Vesting of the MSUs is conditioned upon you remaining continuously employed by the Company or a subsidiary of the Company from the Award Date until the relevant vesting date, subject to the provisions of this Section 2. In addition, for purposes of vesting, the MSU grant shall be divided into four tranches, each of which shall include 25% of the number of MSUs specified in the Grant Summary above and any additional MSUs and/or cash that results from Dividend Equivalents that are attributable to the MSUs in that tranche.

Assuming satisfaction of such employment conditions, the MSUs shall vest only if the Share Price (as defined below) on the applicable vesting date equals at least 60% of the Share Price on the Award Date. If this threshold condition is satisfied, MSUs shall vest to the extent provided in the following schedule:

(A) Tranche	(B) MSUs in Tranche	(C) Vesting Date	(D) Payout Factor	(E) Number of MSUs Vested

1	25% of Total	1st Anniversary of Award Date	Share Price on vesting date divided by Share Price on Award Date	MSUs in Tranche (Column B) times Payout Factor (Column D)

2	25% of Total	2nd Anniversary of Award Date	Share Price on vesting date divided by Share Price on Award Date	MSUs in Tranche (Column B) times Payout Factor (Column D)

3	25% of Total	3rd Anniversary of Award Date	Share Price on vesting date divided by Share Price on Award Date	MSUs in Tranche (Column B) times Payout Factor (Column D)

4	25% of Total	4th Anniversary of Award Date	Share Price on vesting date divided by Share Price on Award Date	MSUs in Tranche (Column B) times Payout Factor (Column D)

For purposes of the table set forth above—

(A)	“Share Price” shall equal the average of the closing share price of the Company’s Common Stock on the vesting date or Award Date, as applicable, and the nine trading days immediately preceding the vesting date or Award Date. If there were no trades on the vesting date or Award Date, the closing price on the most recent date on which there were trades and the nine trading days immediately preceding that date shall be used.

(B)	“Payout Factor” shall be rounded to the nearest hundredth (two places after the decimal), except that if the “Payout Factor” equals more than 2.00, the Payout Factor used in Column E shall be 2.00. Notwithstanding the formula in the table, the Payout Factor for any vesting date that occurs on or after a Change in Control (as defined in the Plan) shall equal the Share Price on the date of the Change in Control divided by the Share Price on the Award Date.

Any MSUs that fail to vest, either because the employment condition is not satisfied or because the Payout Factor on the applicable vesting date is less than 60% shall be forfeited, subject to the special provisions set forth in Sections 2(c)-(g) hereof.

(a)	Nontransferability. During the Restricted Period and any further period prior to settlement of your MSUs, you may not sell, transfer, pledge or assign any of the MSUs or your rights relating thereto.

(b)

Time of Settlement. MSUs shall be settled promptly upon expiration of the Restricted Period without forfeiture of the MSUs (i.e., upon vesting) by delivery of one share of Common Stock for each MSU being settled, or, at the discretion of the Company, the cash equivalent thereof; provided, however, that settlement of an MSU shall be subject to Plan Section 11(k), including, if applicable, the six-month delay rule in Plan Section 11(k)(i)(C) to the extent the MSUs are subject to Section 409A of the Code, payment is on account of your “separation from service” and you are a “key employee,” both within the meaning of Section 409A. (Note: This rule may apply to any portion of the MSUs that vest after the time you become Retirement eligible under the Plan, and could apply in other cases as well). Settlement of MSUs which directly or indirectly result from non-cash Dividend Equivalents on MSUs or adjustments to MSUs shall occur at the time of settlement of the granted MSUs. Until shares are delivered to you in settlement of MSUs, you shall have none of the rights of a stockholder of the Company with respect to the shares issuable in settlement of the MSUs, including the right to vote the shares and receive actual dividends and other distributions on the underlying shares of Common Stock (you are entitled to Dividend Equivalents, however). Shares of stock issuable in settlement of MSUs shall be delivered to you upon settlement in certificated form or in such other manner as the Company may reasonably determine. At that time, you will have all of the rights of a stockholder of the Company.

(c)

Retirement. In the event of your Retirement (as that term is defined in Plan Section 2(v)(i)) at or after your 65th birthday and prior to the end of the Restricted Period, the continuous employment requirement shall be eliminated and you shall vest in and be entitled to settlement of (i.e., the Restricted Period shall expire with respect to) any MSUs that have not previously been vested or forfeited, provided that you have been continuously employed by the Company (or a subsidiary) for at least one year following the Award Date and your employment has not been terminated by the Company (or a subsidiary) for misconduct or other conduct deemed detrimental to the interests of the Company. Any MSU that vests upon your Retirement shall vest based on the Payout Factor determined by substituting your last day of work (or the date of a Change in Control, if a Change in Control has occurred before your Retirement) for the vesting date.

(d)	Early Retirement; Termination not for Misconduct/Detrimental Conduct. This Section 2(d) shall apply in the event of (1) your Retirement (as that term is defined in Plan Sections 2(v)(ii) or 2(v)(iii)) (A) at or after age 55 with at least 10 years of service or (B) after attaining eligibility for the “Rule of 70” or (2) the termination of your employment by the Company (or a subsidiary) for reasons other than misconduct or other conduct deemed detrimental to the interests of the Company (and you are not eligible for Retirement). If one of the events described in the preceding sentence occurs before the end of the Restricted Period, the continuous employment requirement shall be eliminated and you shall vest in and be entitled to settlement of (i.e., the Restricted Period shall expire with respect to) a proportionate number of the MSUs that would otherwise have vested on the vesting date that next follows the date on which the event occurs, provided that you have been continuously employed by the Company (or a subsidiary) for at least one year following the Award Date and your employment has not been terminated by the Company (or a subsidiary) for misconduct or other conduct deemed detrimental to the interests of the Company. Any MSU that vests upon your early Retirement or termination shall vest based on the Payout Factor determined by substituting your last day of work (or the date of a Change in Control, if a Change in Control has occurred before your early Retirement or termination) for the vesting date. If you are employed in the United States (including in Puerto Rico), and you are not eligible for Retirement, you shall be entitled to the pro rata vesting described in the preceding sentence only if you execute and do not revoke a release in favor of the Company and its predecessors, successors, affiliates, subsidiaries, directors and employees in a form satisfactory to the Company and, where deemed applicable by the Company, a non-compete and/or a non-solicitation agreement; if you fail to execute or revoke the release or fail to execute the non-compete or non-solicitation agreement, you shall forfeit any MSUs that are unvested as of the date your employment terminates. The formula for determining the proportionate number of your MSUs to become vested and non-forfeitable upon your early Retirement or involuntary termination not for misconduct or other detrimental conduct is available by request from the Office of the Corporate Secretary at 345 Park Avenue, New York, New York 10154.

(e)

Death. In the event of your death during the Restricted Period, the continuous employment requirement shall be eliminated and your estate shall vest in and be entitled to settlement of (i.e., the Restricted Period shall expire with respect to) a proportionate number of the MSUs that would otherwise have vested, provided that you have been continuously employed by the Company for at least one year following the Award Date. Any MSU that vests upon your death shall vest based on the Payout Factor determined by substituting your last day of work (or the date of a Change in Control, if a Change in Control has occurred before your death) for the vesting date. The formula for determining the proportionate number of your MSUs to become vested and non-forfeitable upon your death is available by request from the Office of the Corporate Secretary at 345 Park Avenue, New York, New York 10154. In the event of your death prior to the delivery of shares in settlement of MSUs (not previously forfeited), shares in settlement of your MSUs shall be delivered to your estate, upon presentation to the Committee of letters testamentary or other documentation satisfactory to the Committee, and your estate shall succeed to any other rights provided hereunder in the event of your death.

(f)	Disability. In the event you become Disabled (as that term is defined below), for the period during which you continue to be deemed to be employed by the Company or a subsidiary (i.e., the period during which you receive Disability benefits), you will not be deemed to have terminated employment for purposes of the MSUs. Upon the termination of your receipt of Disability benefits, (i) you will not be deemed to have terminated employment if you return to employment status, and (ii), if you do not return to employment status, you will be deemed to have terminated employment at the date of cessation of payments to you under all disability pay plans of the Company and its subsidiaries, with such termination treated for purposes of the MSUs as a Retirement, death, or voluntary termination based on your circumstances at the time of such termination. For purposes of this Agreement, “Disability” or “Disabled” shall mean qualifying for and receiving payments under a disability plan of the Company or any subsidiary or affiliate either in the United States or in a jurisdiction outside of the United States, and in jurisdictions outside of the United States shall also include qualifying for and receiving payments under a mandatory or universal disability plan or program managed or maintained by the government.

(g)	Qualifying Termination Following Change in Control. In the event your employment is terminated by reason of a Qualifying Termination (as defined in the Plan) during the protection period (as referenced in your current Change-in-Control Agreement or the Change-in-Control Plan, as applicable) following a Change in Control (as defined in the Plan), the continuous employment requirement shall be eliminated and you shall vest in and be entitled to settlement of (i.e., the Restricted Period shall expire with respect to) any MSUs that have not previously been forfeited. Any MSU that vests following a Qualifying Termination during the applicable protection period following a Change in Control shall vest based on the Payout Factor determined by substituting the date of the Change in Control for the vesting date.

(h)	Other Termination of Employment. In the event of your voluntary termination, or termination by the Company or a subsidiary for misconduct or other conduct deemed by the Company to be detrimental to the interests of the Company, you shall forfeit all unvested MSUs on the date of termination.

(i)	Other Terms.

(i)	In the event that you fail promptly to pay or make satisfactory arrangements as to the Tax Related Items as provided in Section 4, all MSUs then subject to restriction shall be forfeited by you and shall be deemed to be reacquired by the Company.

(ii)	You may, at any time prior to the expiration of the Restricted Period, waive all rights with respect to all or some of the MSUs by delivering to the Company a written notice of such waiver.

(iii)	Termination of employment includes any event if immediately thereafter you are no longer an employee of the Company or any subsidiary of the Company, subject to Section 2(j) hereof. References in this Section 2 to employment by the Company include employment by a subsidiary of the Company. Termination of employment means an event after which you are no longer employed by the Company or any subsidiary of the Company. Such an event could include the disposition of a subsidiary or business unit by the Company or a subsidiary.

(iv)	Upon any termination of your employment, any MSUs as to which the Restricted Period has not expired at or before such termination shall be forfeited, subject to Sections 2(c)-(g) hereof. Other provisions of this Agreement notwithstanding, in no event will an MSU that has been forfeited thereafter vest or be settled.

(j)	The following events shall not be deemed a termination of employment:

(i)	A transfer of you from the Company to a subsidiary, or vice versa, or from one subsidiary to another;

(ii)	A leave of absence, duly authorized in writing by the Company, for military service or sickness or for any other purpose approved by the Company if the period of such leave does not exceed ninety (90) days; and

(iii)	A leave of absence in excess of ninety (90) days, duly authorized in writing, by the Company, provided your right to reemployment is guaranteed either by a statute or by contract.

However, your failure to return to active service with the Company or a subsidiary at the end of an approved leave of absence shall be deemed a termination of employment. During a leave of absence as defined in (ii) or (iii), although you will be considered to have been continuously employed by the Company or a subsidiary and not to have had a termination of employment under this Section 2, the Committee may specify that such leave period shall not be counted in determining the period of employment for purposes of the vesting of the MSUs. In such case, the vesting dates for unvested MSUs shall be extended by the length of any such leave of absence.

3.	FORFEITURE IN THE EVENT OF COMPETITION AND/OR SOLICITATION OR OTHER ACTS

You acknowledge that your continued employment with the Company or a subsidiary and the grant of MSUs is sufficient consideration for this Agreement, including, without limitation, the restrictions imposed upon you by this Section 3.

(a)	By accepting the MSUs, you expressly agree and covenant that during the Restricted Period (as defined below) and the Non-Competition and Non-Solicitation Period (as defined below), you shall not, without the prior consent of the Company, directly or indirectly:

(i)	own or have any financial interest in a Competitive Business (as defined below), except that nothing in this clause shall prevent you from owning one per cent or less of the outstanding securities of any entity whose securities are traded on a U.S. national securities exchange (including NASDAQ) or an equivalent foreign exchange;

(ii)	be actively connected with a Competitive Business by managing, operating, controlling, being an employee or consultant (or accepting an offer to be an employee or consultant) or otherwise advising or assisting a Competitive Business in such a way that such connection might result in an increase in value or worth of any product, technology or service, that competes with any product, technology or service upon which you worked or about which you became familiar as a result of your employment with the Company or a subsidiary or affiliate. You may, however, be actively connected with a Competitive Business after your employment with the Company or a subsidiary terminates for any reason, so long as your connection to the business does not involve any product, technology or service, that competes with any product, technology or service upon which you worked or about which you became familiar as a result of your employment with the Company or a subsidiary and the Company is provided written assurances of this fact from the Competing Company prior to your beginning such connection;

(iii)	take any action that might divert any opportunity from the Company or any of its affiliates, successors or assigns (the “Related Parties”) that is within the scope of the present or future operations or business of any Related Parties;

(iv)	employ, solicit for employment, advise or recommend to any other person that they employ or solicit for employment or form an association with any person who is employed by the Company or its Related Parties or who has been employed by the Company or its Related Parties within one year of the date your employment with the Company or a subsidiary ceased for any reason whatsoever;

(v)	contact, call upon or solicit any customer of the Company, or attempt to divert or take away from the Company the business of any of its customers;

(vi)	contact, call upon or solicit any prospective customer of the Company that you became aware of or were introduced to in the course of your duties for the Company or its Related Parties, or otherwise divert or take away from the Company the business of any prospective customer of the Company; or

(vii)	engage in any activity that is harmful to the interests of the Company, including without limitation, any conduct during the term of your employment that violates the Company’s Standards of Business Conduct and Ethics, securities trading policy and other policies.

(b)	Forfeiture. If the Company determines that you have violated any provisions of Section 3(a) above during the Restricted Period or the Non-Competition and Non-Solicitation Period, then you agree and covenant that:

(i)	any unvested portion of the MSUs shall be immediately rescinded;

(ii)	you shall automatically forfeit any rights you may have with respect to the MSUs as of the date of such determination;

(iii)	if any part of the MSUs vests within the twelve-month period immediately preceding a violation of Section 3(a) above (or following the date of any such violation), upon the Company’s demand, you shall immediately deliver to it a certificate or certificates for shares of the Company’s Common Stock that you acquired upon settlement of such MSUs (or an equivalent number of other shares); and

(iv)	the foregoing remedies set forth in this Section 3(b) shall not be the Company’s exclusive remedies. The Company reserves all other rights and remedies available to it at law or in equity.

(c)	Company Policy. You agree that the Company may recover any incentive-based compensation received by you under this Agreement if such recovery is pursuant to a clawback policy approved by the Committee.

(d)	Definitions. For purposes of this Agreement, the following definitions shall apply:

(i)	The Company directly advertises and solicits business from customers wherever they may be found and its business is thus worldwide in scope. Therefore, “Competitive Business” means any person or entity that engages in any business activity that competes with the Company’s business in any way, in any geographic area in which the Company engages in business, including, without limitation, any state in the United States in which the Company sells or offers to sell its products from time to time.

(ii)	“Non-Competition and Non-Solicitation Period” means the period during which you are employed by the Company and twelve months following the date that you cease to be employed by the Company for any reason whatsoever.

(iii)	“Restricted Period” means, with respect to each MSU, the period from the Award Date until the date such MSU has become vested and non-forfeitable.

(e)	Severability. You acknowledge and agree that the period, scope and geographic areas of restriction imposed upon you by the provisions of Section 3 are fair and reasonable and are reasonably required for the protection of the Company. In the event that all or any part of this Section 3 is held to be unenforceable or invalid, the remaining parts of Section 3 and this Agreement shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part of this Agreement. If any one of the provisions in Section 3 is held to be excessively broad as to period, scope and geographic areas, any such provision shall be construed by limiting it to the extent necessary to be enforceable under applicable law.

(f)	Additional Remedies. You acknowledge that breach by you of this Agreement would cause irreparable harm to the Company and that in the event of such breach, the Company shall have, in addition to monetary damages and other remedies at law, the right to an injunction, specific performance and other equitable relief to prevent violations of your obligations hereunder.

4.	RESPONSIBILITY FOR TAXES

Regardless of any action the Company, any subsidiary or affiliate or your employer (“Employer”) takes with respect to any or all income tax (including federal, state and local taxes), social security, payroll tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you or deemed by the Company or the Employer to be an appropriate charge to you even if technically due by the Company or the Employer (“Tax Related Items”), you acknowledge that the ultimate liability for all Tax Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company, any subsidiary or affiliate and/or the Employer: (a) make no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the MSUs, including the grant of the MSUs, the vesting of MSUs, the conversion of the MSUs into Common Stock or the receipt of an equivalent cash payment, the subsequent sale of any Common Stock acquired at vesting and the receipt of any dividends and/or Dividend Equivalents; and, (b) do not commit to structure the terms of the grant or any aspect of the MSUs to reduce or eliminate your liability for Tax Related Items or achieve any particular tax result. Further, if you have become subject to tax in more than one jurisdiction between the Award Date and the date of any relevant taxable event, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax Related Items in more than one jurisdiction.

Prior to the relevant taxable event, you shall pay, or make adequate arrangements satisfactory to the Company or the Employer to satisfy all Tax Related Items. In this regard, you authorize the Company or the Employer to withhold all applicable Tax Related Items legally by one or a combination of the following:

(a)	withholding from your wages or other cash compensation payable to you by the Company or the Employer; or

(b)	withholding from proceeds from the sale of shares of Common Stock to be issued on the vesting/settlement of MSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization); or

(c)	withholding in shares of Common Stock to be issued on the vesting/settlement of the MSUs.

To avoid negative accounting treatment, the Company may withhold or account for Tax Related Items by considering applicable minimum withholding amounts or other applicable withholding rates. If the obligation for Tax Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Common Stock subject to the award of MSUs, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying Tax Related Items due as a result of any aspect of your participation in the Plan.

You shall pay to the Company, a subsidiary or your Employer (as applicable) any amount of Tax Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver Common Stock, their cash equivalent or the proceeds of the sale of Common Stock, if you fail to comply with your obligation in connection with the Tax Related Items.

5.	DIVIDEND EQUIVALENTS AND ADJUSTMENTS

(a)	Dividend Equivalents shall be paid or credited on MSUs (other than MSUs that, at the relevant record date, previously have been settled or forfeited) as follows, except that the Committee may specify an alternative treatment from that specified in (i), (ii), or (iii) below for any dividend or distribution:

(i)

Cash Dividends. If the Company declares and pays a dividend or distribution on Common Stock in the form of cash, then you will be credited, as of the payment date for such dividend or distribution, an amount equal to the number of MSUs credited to you as of the record date for such dividend or distribution, multiplied by the amount that would have been paid as a dividend or distribution on each outstanding share of Common Stock at such payment date. Any payment made under this Section 5(a)(i) shall be included as part of your regular payroll payment as soon as administratively practicable after the settlement date for the underlying MSU and shall be subject to the Payout Factor that applies to the underlying MSU. At the time the underlying MSU becomes payable, the Company has the discretion to pay any accrued Dividend Equivalents either in cash or in shares of Common Stock. If the underlying MSU does not vest or is forfeited, any amounts credited under this Section 5(a)(i) with respect to the underlying MSU also will fail to vest and will be forfeited.

(ii)

Non-Share Dividends. If the Company declares and pays a dividend or distribution on Common Stock in the form of property other than shares, then a number of additional MSUs shall be credited to you as of the payment date for such dividend or distribution equal to (A) the number of MSUs credited to you as of the record date for such dividend or distribution, multiplied by (B) the Fair Market Value of such property actually paid as a dividend or distribution on each outstanding share of Common Stock at such payment date, divided by (C) the Fair Market Value of a share at such payment date. Any MSUs payable under this Section 5(a)(ii) shall be settled on the settlement date for the underlying MSU and shall be subject to the Payout Factor that applies to the underlying MSU. If the underlying MSU does not vest or is forfeited, any amounts credited under this Section 5(a)(ii) with respect to the underlying MSU also will fail to vest and will be forfeited. You will be eligible to receive Dividend Equivalents on any MSUs credited to you under this Section 5(a)(ii).

(iii)	Common Stock Dividends and Splits. If the Company declares and pays a dividend or distribution on Common Stock in the form of additional shares, or there occurs a forward split of Common Stock, then a number of additional MSUs shall be credited to you as of the payment date for such dividend or distribution or forward split equal to (A) the number of MSUs credited to you as of the record date for such dividend or distribution or split, multiplied by (B) the number of additional shares actually paid as a dividend or distribution or issued in such split in respect of each outstanding share of Common Stock. Any MSUs payable under this Section 5(a)(iii) shall be settled on the settlement date for the underlying MSU and shall be subject to the Payout Factor that applies to the underlying MSU. If the underlying MSU does not vest or is forfeited, any amounts credited under this Section 5(a)(iii) with respect to the underlying MSU also will fail to vest and will be forfeited. You will be eligible to receive Dividend Equivalents on any MSUs credited to you under this Section 5(a)(iii).

(b)	The number of your MSUs and other related terms shall be appropriately adjusted, in order to prevent dilution or enlargement of your rights with respect to MSUs, to reflect any changes in the outstanding shares of Common Stock resulting from any event referred to in Plan Section 11(c) or any other “equity restructuring” as defined in FASB ASC Topic 718, taking into account any MSUs credited to you in connection with such event under Section 5(a).

(c)	When the Dividend Equivalents you receive under this Section 5, if any, become payable to you, they will be compensation (wages) for tax purposes and will be included on your W-2 form. The Company will be required to withhold applicable taxes on such Dividend Equivalents. The Company may deduct such taxes in the manner set forth in Section 4 hereof.

6.	EFFECT ON OTHER BENEFITS

In no event shall the value, at any time, of the MSUs or any other payment under this Agreement be included as compensation or earnings for purposes of any other compensation, retirement, or benefit plan offered to employees of the Company or any subsidiary unless otherwise specifically provided for in such plan. The MSUs and the underlying shares of Common Stock (or their cash equivalent) are not part of normal or expected compensation or salary for any purposes including, but not limited to, calculation of any severance, resignation, termination, redundancy or end of service payments, bonuses, long-service awards, pension or retirement benefits, or similar payments.

7.	ACKNOWLEDGMENT OF NATURE OF PLAN AND MSUs

In accepting the MSUs, you acknowledge, understand and agree that:

(a)	The Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time;

(b)	The award of MSUs is voluntary and occasional and does not create any contractual or other right to receive future awards of MSUs, or benefits in lieu of MSUs even if MSUs have been awarded repeatedly in the past;

(c)	All decisions with respect to future awards of MSUs, if any, will be at the sole discretion of the Company;

(d)	Your participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate your employment relationship at any time;

(e)	Your participation in the Plan is voluntary;

(f)	MSUs and the Common Stock subject to the MSUs are an extraordinary item that do not constitute compensation of any kind for services of any kind rendered to the Company or to the Employer, and MSUs are outside the scope of your employment contract, if any;

(g)	The MSUs and your participation in the Plan will not be interpreted to form an employment contract with the Company or any subsidiary or affiliate of the Company;

(h)	The future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;

(i)	The MSUs and the shares of Common Stock subject to the MSUs are not intended to replace any pension rights or compensation that you may otherwise be entitled to;

(j)	The MSUs and the underlying shares of Common Stock should not be considered as compensation for, or relating in any way to, past services for the Company, its subsidiaries or affiliates or the Employer; and

(k)

No claim or entitlement to compensation or damages arises from the forfeiture of MSUs, resulting from termination of your employment by the Company, any subsidiary or affiliate or your Employer (for any reason whatsoever and whether or not in breach of labor laws), and in consideration of the grant of the MSUs to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company or the Employer, waive your ability, if any, to bring such claim, and release the Company, any subsidiary or affiliate and/or the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims.

8.	NO ADVICE REGARDING GRANT

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan or your acquisition or sale of the underlying shares of Common Stock. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

9.	RIGHT TO CONTINUED EMPLOYMENT

Nothing in the Plan or this Agreement shall confer on you any right to continue in the employ of the Company or any subsidiary or affiliate or any specific position or level of employment with the Company or any subsidiary or affiliate or affect in any way the right of the Company or any subsidiary or affiliate to terminate your employment without prior notice at any time for any reason or no reason.

10.	ADMINISTRATION; UNFUNDED OBLIGATIONS

The Committee shall have full authority and discretion, subject only to the express terms of the Plan, to decide all matters relating to the administration and interpretation of the Plan and this Agreement, and all such Committee determinations shall be final, conclusive, and binding upon the Company, any subsidiary or affiliate, you, and all interested parties. Any provision for distribution in settlement of your MSUs and other obligations hereunder (including cash amounts set aside under Section 5(a)(i)) shall be by means of bookkeeping entries on the books of the Company and shall not create in you or any beneficiary any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for you or any beneficiary. You and any of your beneficiaries entitled to any settlement or distribution hereunder shall be a general creditor of the Company.

11.	DEEMED ACCEPTANCE

You are required to accept the terms and conditions set forth in this Agreement prior to the first vest date in order for you to receive the Award granted to you hereunder. If you wish to decline this Award, you must reject this Agreement prior to the first vest date. For your benefit, if you have not rejected the Agreement prior to the first vest date, you will be deemed to have automatically accepted this Award and all the terms and conditions set forth in this Agreement. Deemed acceptance will allow the shares to be released to you in a timely manner.

12.	AMENDMENT

This Agreement shall be subject to the terms of the Plan, as amended from time to time, except that the Award which is the subject of this Agreement may not be materially adversely affected by any amendment or termination of the Plan approved after the Award Date without your written consent.

13.	SEVERABILITY AND VALIDITY

The various provisions of this Agreement are severable, and any determination of invalidity or unenforceability of any one provision shall have no effect on the remaining provisions.

14.	GOVERNING LAW, JURISDICTION AND VENUE

This Agreement and Award grant shall be governed by the substantive laws (but not the choice of law rules) of the State of New York. For purposes of litigating any dispute that arises under this MSU grant or Agreement, the parties hereby submit to and consent to the jurisdiction of the State of New York, agree that such litigation shall be conducted in the courts of New York, New York, or the federal courts for the United States for the Southern District of New York, and no other courts where this MSU grant is made and/or performed.

15.	SUCCESSORS

This Agreement shall be binding upon and inure to the benefit of the successors, assigns, and heirs of the respective parties.

16.	DATA PRIVACY

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement by and among, as applicable, your Employer, the Company and its subsidiaries for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company, any subsidiary and/or your Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all MSUs or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”).

You understand that Data may be transferred to Morgan Stanley Smith Barney, or such other stock plan service provider as may be selected by the Company in the future, which assists in the implementation, administration and management of the Plan. You authorize the Company, Morgan Stanley Smith Barney and other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the shares of Common Stock received upon vesting of the MSUs may be deposited. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan.

17.	ELECTRONIC DELIVERY

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic systems established and maintained by the Company or a third-party designated by the Company.

18.	COMPLIANCE WITH LAWS AND REGULATIONS

Notwithstanding any other provisions of this Agreement, you understand that the Company will not be obligated to issue any shares of Common Stock pursuant to the vesting of the MSUs, if the issuance of such Common Stock shall constitute a violation by you or the Company of any provision of law or regulation of any governmental authority. Any determination by the Company in this regard shall be final, binding and conclusive.

19.	ENTIRE AGREEMENT AND NO ORAL MODIFICATION OR WAIVER

This Agreement contains the entire understanding of the parties. This Agreement shall not be modified or amended except in writing duly signed by the parties, except that the Company may adopt a modification or amendment to the Agreement that is not materially adverse to you in writing signed only by the Company. Any waiver of any right or failure to perform under this Agreement shall be in writing signed by the party granting the waiver and shall not be deemed a waiver of any subsequent failure to perform.

For the Company

Bristol-Myers Squibb Company

By

I have read this Agreement in its entirety. I understand that this Award has been granted to provide a means for me to acquire and/or expand an ownership position in Bristol-Myers Squibb Company. I acknowledge and agree that sales of shares will be subject to the Company’s policies regulating trading by employees. In accepting this Award, I hereby agree that Morgan Stanley Smith Barney, or such other vendor as the Company may choose to administer the Plan, may provide the Company with any and all account information for the administration of this Award.

I hereby agree to all the terms, restrictions and conditions set forth in the Agreement.